WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF OWNERS' ASSETS
As of December 31, 2003
Exhibit F-8
(Thousands of Dollars) 2003

Electric Plant - at original cost:
Nuclear Production Plant
Land and Land Rights	$7,258.7
Structures and Improvements	872,013.9
Reactor Plant Equipment	1,384,322.9
Turbogenerator Units	361,873.6
Accessory Electric Equipment	287,166.2
Misc. Power Plant Equipment	135,482.6

Total Nuclear Production Plant	3,048,117.9

Transmission Plant	23,547.0
General Plant	4,657.0
Miscellaneous Intangible Plant	16,816.3

Plant in Service	3,093,138.2

Less Accumulated Depreciation & Amortization	1,305,911.2

Net Plant In Service	1,787,227.0

Construction Work in Progress	19,662.4
Electric Plant Held for Future Use	657.2
Nuclear Fuel - Net	62,011.2

Total Electric Plant - Net	1,869,557.8

Other Property and Investments:
Special Funds	25,321.5
Other	25.4

Total Other Property and Investments	25,346.9

Current Assets:
Accounts Receivable	420.3
Fuel	295.9
Materials and Supplies	37,363.0
Prepayments and Other Current Assets	3,980.5

Total Current Assets	42,059.7

Deferred Debits	14,097.9
Total Assets	$1,951,062.3

TOTAL ASSETS BY OWNER
Kansas Gas and Electric Company	$930,103.9
Kansas City Power & Light Company	851,199.5
Kansas Electric Power Cooperative, Inc.	169,758.9

Total Assets	$1,951,062.3

*NON-OUTAGE YEAR

WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF EXPENSES
As of December 31, 2003
Exhibit F-8
(Thousands of Dollars)
2003

Production Expenses:
Nuclear Fuel	$36,137.4
Operations	75,445.2
Maintenance	44,591.7

Total Production	156,174.3

Transmission Expenses:
Operations	-
Maintenance	92.8

Total Transmission	92.8

Administrative and General Expenses:
Operations	32,172.1
Maintenance	278.9

Total Administrative and General	32,451.0

Total Operations and Maintenance
Expenses	188,718.1

Payroll taxes	5,169.0

Total O&M Including Payroll Taxes	193,887.1

Ad Valorem Taxes	24,639.2
Depreciation & Amortization	64,614.9

Total Operating Expenses	283,141.2

Less: Other Operating Revenues	53.2

Net Operating Expenses	283,088.0

Add: Nonoperating Expenses	1,504.3

Total Expenses	$284,592.3